FORM OF
CLASS B SHARES
DISTRIBUTION AND SERVICING AGREEMENT


To:	[                                          ]

	We wish to enter into this Distribution and Servicing Agreement ("Agreement") with you concerning the provision of distribution services and, to the extent provided below, support services to your clients ("Clients") who may from time to time beneficially own shares of Class B of the Funds set forth on Schedule A attached hereto (the "Funds") offered by The Munder Funds Trust (the "Trust"), of which we are or will be the principal underwriters as defined in the Investment Company Act of 1940 (the "Act") and the exclusive agent for the continuous distribution of said Shares. Shares of Class B of the Funds are hereinafter referred to collectively as "Shares."

	The terms and conditions of this Agreement are as follows:

	Section 1. You agree to provide1: (x) the services related to the sale of Shares described in this Section 1; and (y) maintenance of shareholder accounts and personal shareholder services described below in this Section 1 to Clients who may from time to time acquire and beneficially own Shares. Services relating to the sale of Shares may include, but not be limited to:
(a) preparation, printing and distribution of prospectuses, sales literature and advertising materials; (b) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees; (c) overhead and other office expenses attributable to distribution or sales support activities;
(d) opportunnity costs related to the foregoing. Personal shareholder services may include: (a) answering client inquiries regarding the Shares and/or the Funds or the services provided by you; (b) assisting Clients in changing dividend options, account designations and addresses; (c) performing sub-accounting; (d) establishing and maintaining shareholder accounts and records; (e) processing purchase and redemption transactions; (f) automatic investment in Shares of Client cash account balances; (g) enrolling Clients into any of the special investment plans offered in connection with the purchase of the Shares, (h) providing periodic statements showing a Client's account balance and integrating such statements with those of other transactions and balances in the Client's other accounts serviced by you; (i) arranging for bank wires; (j) forwarding sales literature, advertising and/or other communication; and (k) such other services as the Trust may request on behalf of the Shares, to the extent you are permitted to do so under applicable statutes, rules or regulations.

_________________________
1	Services may be modified or omitted in the particular
	case and items relettered or renumbered.


	Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

	Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in the Trust's applicable prospectuses and statements of additional information for the Shares, copies of which will supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

	Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or the Trust in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless and the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

	Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of 1.00% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record, with whom you have a servicing relationship or to whom you provide distribution and sales support services (the "Clients' Shares"), which fee will be computed daily and payable monthly. Further, subject to any change in such allocation determined by the Board of Trustees in the future, (a) not more than 0.25% of the average daily net asset value of the Clients' Shares of a Fund may be used to compensate you, for personal services provided to shareholders and/or the maintenance of shareholder accounts and
(b) not more than 0.75% of the average daily net asset value of the clients' Shares of a Fund may be payable with respect to expenses relating to all other distribution and sales support activities. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in the Trust's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the particular Shares involved for purposes of purchases and redemptions. By your acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued hereunder on any day with respect to the Clients' Shares in any Fund that declares its net investment income as a dividend to shareholder on a daily basis does not exceed the income to be accrued by the Trust to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares for the account of any Client or Clients.

	Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to us and the Trust, and the Trust's trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

	Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

	Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that the compensation payable to you hereunder, together with any other compensation you receive from Clients for services contemplated by this Agreement, will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive or unreasonable under the laws and instruments governing your relationships with Clients. In addition, you understand that this Agreement has been entered into pursuant to Rule 12b-1 under the Act, and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

	Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until _________________, and thereafter will continue automatically for successive annual period provided such continuance is specifically approved at least annually by the Trust in the manner described in Section 12. This Agreement is terminable with respect to any class of Shares, without penalty, at any time by the Trust (which termination may be by vote of a majority of the Disinterested Trustees as defined in Section 12 or by vote of the holders of a majority of the outstanding Shares of such class) or by us or you upon notice to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act).

	Section 10. All notices and other communications to either you or us will by duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

	Section 11. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts.

	Section 12. This Agreement has been approved by vote of a majority of (i) the Trust's Board of Trustees and (ii) those Trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of the Distribution and Service Plan adopted by the Trust regarding the provision of distribution and support services in connection with the Shares or in any agreement related thereto cast in person at a meeting called for the purpose of voting of such approval ("Disinterested Trustees").

	If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: One
Exchange Place, Boston, Massachusetts 02109.

						Very truly yours,



						FUNDS DISTRIBUTOR, INC.

						By:
__________________________
Date:  ____________________			(Authorized Officer)

						Accepted and Agreed to:
						[
]



						By:
___________________________
Date:  _____________________			(Authorized Officer)

Address of Shareholder Organization:
	___________________________


	___________________________


	___________________________


Schedule A


Accelerating Growth Fund
Growth & Income Fund
Small Company Growth Fund
International Equity Fund
Balanced Fund
Bond Fund
U.S. Government Income Bond Fund
Intermediate Bond Fund
Tax-Free Intermediate Bond Fund
Tax-Free Bond Fund
Michigan Triple Tax-Free Bond Fund


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